Exhibit 99.2

For more information, please contact:

Deborah Stapleton Versata Investor Relations Counsel 650.470.0200 deb@stapleton.com	Reed Bolton Byrum, APR Trilogy Public Relations Counsel 864.567.7468 reed.byrum@trilogy.com

Trilogy, Inc. finalizes purchase of Versata, Inc. for $ 0.40 per share in cash

OAKLAND, California / AUSTIN, Texas, January 18, 2006 – Trilogy, Inc. and Versata, Inc. (OTC: VATA. PK) today jointly announced the successful completion of the previously announced tender offer for all outstanding shares of Versata at a price of $0.40 net per share in cash. The tender offer expired at 12:00 midnight, Eastern Standard Time, on January 17, 2006.

The depositary for the tender offer has advised Trilogy that, as of the expiration of the tender offer, approximately 6,676,036 shares (including 68,197 shares that were tendered pursuant to guaranteed delivery procedures) were validly tendered and not withdrawn in the tender offer, representing in excess of 81% of Versata’s issued and outstanding shares. All validly tendered shares have been accepted for payment in accordance with the terms of the tender offer.

About Versata

Versata provides solutions for automating and simplifying the building, maintenance and ongoing evolution of large, complex, data-intensive enterprise applications. Versata Global 2000 customers include Bank of America, British Telecom, Cendant, CGI-AMS, JPMorgan Chase & Co., Meridian Health Care Management, Merrill Lynch and Union Bank of California. For more information, please visit http://www.versata.com.

About Trilogy

Founded in 1989, Trilogy has enjoyed 15 years of working with Global 1000 companies. Trilogy provides technology powered business services that result in transformational economic value for its customers. Trilogy ties its own revenue directly to the economic value it delivers. Trilogy business services are focused on the Automotive, Insurance and Consumer Electronics industries. Trilogy customers include Ford Motor Company, Nissan, Goodyear, Penn Mutual, and Massachusetts Mutual Life Insurance Company.

Forward-looking Statements: Any statements made regarding the proposed transaction between Trilogy, Inc. and Versata, Inc., the expected results of the tender offers and consent solicitations and any other statements contained in this news release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction and the tender offers and consent solicitations. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, read the discussion of risks and uncertainties in the Versata, Inc. 2004 10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.